Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
WITH
ALIMERA SCIENCES, INC.
     This Amended and Restated Employment Agreement (this “Employment Agreement”) entered into between Alimera Sciences, Inc., a Delaware corporation (the “Company”), and C. Daniel Myers (“Executive”), as of the latest date set forth on the signature page hereto.
RECITALS:
     WHEREAS, the Company is engaged in the business of developing, marketing and selling ophthalmic pharmaceuticals in the United States and throughout the world;
     WHEREAS, Company and Executive desire that Executive continue to provide the Company employment services upon the terms and conditions set forth below;
     WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, dated as of June 29, 2004 (the “Original Agreement”); and
     WHEREAS, pursuant to the terms of the Original Agreement, the Company and Executive desire to amend and restate the Original Agreement, effective as of the date hereof (the “Amendment Date”) to, among other things, reflect new acceleration provisions and to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:
AGREEMENT:
SECTION 1. EFFECTIVE DATE
     Subject to the terms and conditions set forth in this Employment Agreement, the Company agrees to continue to employ Executive, and Executive agrees to continue to be employed by the Company as of the date hereto (the “Effective Date”).
SECTION 2. DEFINITIONS
     “Cause” means
     (1) Executive’s gross negligence or willful misconduct with respect to the business and affairs of the Company, including violation of any material policy of the Company that is not cured within 30 days after written notice thereof is given to Executive by the Company;
     (2) Executive’s conviction of, or entering a guilty plea or plea of no contest with respect to, a felony; or

     (3) Executive engages in any material breach of the terms of this Employment Agreement or fails to fulfill his responsibilities under this Employment Agreement and such breach or failure, as the case may be, is not cured, or is not capable of being cured, within 30 days after written notice thereof is given to Executive by the Company.
     “Change in Control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
     Competing Business” means any business which develops, sells or markets ophthalmic pharmaceuticals.
     “Disability” means a condition which renders Executive unable (as determined by the Board of Directors of the Company in good faith after consultation with a physician mutually selected by the Executive and the Board of Directors of the Company) to regularly perform his duties hereunder by reason of illness or injury for a period of more than six consecutive months with or without reasonable accommodation.
     “Earned Bonus” means the bonus, determined based on the actual performance of the Company for the full fiscal year in which Executive’s employment terminates, that Executive would have earned for the year in which his employment terminates had he remained employed for the entire year, prorated based on the ratio of the number of days during such year that Executive was employed to 365. Such Earned Bonus will be determined and paid to Executive no later than 2 1/2 months after the close of the fiscal year in which the Earned Bonus was earned.
     “Equity” means (i) all shares of Stock; (ii) all options and other rights to purchase shares of Stock; (iii) all stock units, performance units or phantom shares whose value is measured by the value of shares of Stock; and (iv) all stock appreciation rights whose value is measured by increases in the value of shares of Stock.
     For purposes of Section 4(e), “Good Reason” shall mean (i) a material diminution of Executive’s authority, duties or responsibilities; (ii) a geographic relocation of the Company’s headquarters, or Executive’s primary business location, to a location that is more than 35 miles from the present location of the Company’s corporate headquarters or Executive’s primary business location, as the case may be; or (iii) any breach by the Company of the Employment Agreement, which is material and which is not cured within 30 days after written notice thereof to the Company from Executive.

     For purposes of Section 5, “Good Reason” shall be mean that Executive resigns within 12 months after one of the following conditions has come into existence without his consent: (i) a reduction in Executive’s base salary from the amount set forth in Section 4(a) hereof; (ii) a material adverse change in Executive’s primary responsibilities or duties; (iii) a geographical relocation of the Company’s corporate headquarters, or the Executive’s primary business location, to a location that is more than 35 miles from the present location of the Company’s corporate headquarters or Executive’s primary business location, as the case may be; (iv) any breach by the Company of this Employment Agreement which is material and which is not cured, or is not capable of being cured, within 30 days after written notice thereof to the Company and the Board of Directors of the Company from Executive. A condition shall not be considered “Good Reason” unless Executive gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving Executive’s written notice.
     “ISP” means the Alimera Sciences, Inc. 2004 Incentive Stock Plan as amended from time to time, the Alimera Sciences, Inc. 2005 Incentive Stock Plan as amended from time to time, and any successor to such plan.
     “Restricted Period” means the 12 month period beginning on and after the Executive’s employment with the Company is terminated pursuant to the terms of this Employment Agreement.
     “Separation” means a “separation from service”, as defined in the regulations under Section 409A of the Code.
SECTION 3. TITLE, POWERS AND RESPONSIBILITIES
     (a) Title. Executive shall be President and Chief Executive Officer.
     (b) Powers and Responsibilities.
     (1) Executive in fulfilling his responsibilities shall have such powers as are normally and customarily associated with a President and Chief Executive Officer in a company of similar size and operating in a similar industry, including the power to hire and fire employees and executives of the Company reporting to Executive and such other powers as authorized by the Board of Directors of the Company.
     (2) Executive, as a condition to his employment under this Employment Agreement, represents and warrants that he can assume and fulfill responsibilities described in Section 3(b)(1) without any risk of violating any non-compete or other restrictive covenant or other agreement to which he is a party.
     (c) Reporting Relationship. Executive shall report to the Company’s Board of Directors.
     (d) Full Time Basis. Executive shall undertake to perform all his responsibilities and exercise all his powers in good faith and on a full-time basis.

SECTION 4. COMPENSATION, BENEFITS, ETC.
     (a) Annual Base Salary. Executive’s base salary shall be $340,000 per year, which amount may be reviewed and increased at the discretion of the Board of Directors of the Company or any committee of the Board of Directors of the Company duly authorized to take such action. Executive’s base salary shall be payable in accordance with the Company’s standard payroll practices and policies for executives and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies.
     (b) Annual Bonus. The Company shall pay an annual bonus for a fiscal year to Executive no later than 2 1/2 months after the close of such fiscal year, in the amount, and subject to the terms and conditions of the Company’s Management Cash Incentive Program (or any predecessor or successor cash incentive plan thereto), which may be reviewed at the discretion of the Board of Directors of the Company or any committee of the Board of Directors of the Company duly authorized to take such action. The determinations of the Board or its Compensation Committee with respect to such bonus shall be final and binding; provided, that Executive’s target annual bonus amount shall not be reduced to an amount below 40% of the Executive’s then-current base salary.
     (c) Employee Benefit Plans. Executive shall be eligible to participate, on terms no less favorable to Executive than the terms for participation of any other executive of the Company at the same level within the Company as Executive, in the employee benefit plans, programs and policies maintained by the Company in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time.
     (d) Stock Options. Executive shall receive stock options at the discretion of the Board of Directors of the Company, subject to the terms and conditions set forth in the ISP and any corresponding option certificate granted to Executive under the ISP. As of the Effective Date, Executive shall be entitled to a grant of stock options as set forth on Schedule B attached hereto.
     (e) Acceleration. The following terms shall apply to all of Executive’s Equity outstanding as of the Amendment Date, and to all future grants of Equity:
     (1) The vested percentage of Executive’s Equity shall be determined by adding 12 months to the actual period of service that Executive has completed with the Company if the Company is subject to a Change in Control before Executive’s service with the Company terminates (i.e., Executive’s vesting shall be accelerated by an additional 12 months). The remaining unvested Equity shall vest in the same amount per vesting period as prior to the Change in Control.
     (2) Executive shall vest in 100% of the remaining unvested Equity if (a) the Company is subject to a Change in Control before Executive’s service with the Company terminates and (b) within 12 months after the Change in Control, Executive is terminated by the Company (or its successor) without Cause or Executive terminates his employment for Good Reason.

     (3) In the event that the Company is a party to a merger or consolidation, all outstanding Equity shall vest in full unless the agreement evidencing the merger or consolidation provides for one or more of the following:
     (A) The continuation of such outstanding Equity by the Company (if the Company is the surviving corporation).
     (B) The assumption of such outstanding Equity by the surviving corporation or its parent.
     (C) The substitution by the surviving corporation or its parent of new Equity for such outstanding Equity.
     (D) Full exercisability of outstanding Equity and full vesting of the common shares subject to such Equity, followed by the cancellation of such Equity. The full exercisability of such Equity and full vesting of such common shares may be contingent on the closing of such merger or consolidation.
     (E) The cancellation of outstanding Equity and a payment to Executive equal to the excess of (i) the Fair Market Value of the common shares subject to such Equity (whether or not such Equity is then exercisable or such common shares are then vested) as of the closing date of such merger or consolidation over (ii) the exercise price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a fair market value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Equity would have become exercisable or such common shares would have vested. Such payment may be subject to vesting based on Executive’s continuing service, provided that the vesting schedule shall not be less favorable to Executive than the schedule under which such Equity would have become exercisable or such common shares would have vested. This provision is mandatory in the event that the Company is acquired by a private company for cash.
     (f) Vacation. Executive shall have the right to four weeks of vacation during each successive one year period of his employment by the Company, which vacation time shall be taken at such time or times in each such one year period so as not to materially and adversely interfere with the performance of his responsibilities under this Employment Agreement. Executive in addition shall have the right to the same time off work as other employees of the Company.
     (g) Expense Reimbursements. Executive shall have the right to expense reimbursements in accordance with the Company’s standard policy on expense reimbursements. Any reimbursement shall (a) be paid promptly but not later than the last day of the calendar year following the year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any calendar year and (c) not be subject to liquidation or exchange for another benefit.

     (h) Indemnification. The Company shall, to the maximum extent permitted by applicable law and the Company’s governing documents, indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director, manager or employee of the Company or in any other capacity in which Executive serves at the request of the Board of Directors of the Company. If any claim is asserted hereunder against Executive, the Company shall pay Executive’s legal expenses (or cause such expenses to be paid) on a quarterly basis, provided that Executive shall reimburse the Company, in a timely manner, for such amounts if Executive shall be found by a final, non-appealable order of a court of competent jurisdiction not to be entitled to indemnification. The indemnification obligations of the Company in this paragraph shall survive any termination of this Employment Agreement.
     (i) Directors and Officers Liability Insurance. The Company shall maintain directors and officers liability insurance coverage covering Executive in amounts customary for similarly situated companies in the pharmaceutical industry and with insurers reasonably acceptable to Executive. All policies for such coverage shall provide for insurance on an “occurrence” basis, or if on a “claims-made” basis, with sufficient coverage for claims made after the date on which Executive’s employment with the Company terminates.
SECTION 5. TERMINATION OF EMPLOYMENT
     (a) General. Executive’s employment with the Company shall be “at will,” meaning that either Executive or the Company shall be entitled to terminate Executive’s employment at any time and for any reason, with or without Cause or Good Reason. Any contrary representations that may have been made to Executive shall be superseded by this Employment Agreement. This Employment Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment, which may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company
     (b) Termination by Board of Directors without Cause or by Executive for Good Reason. If the Board of Directors terminates Executive’s employment without Cause or Executive resigns for Good Reason and a Separation occurs, the Company shall pay Executive his earned but unpaid base salary plus 100% of his current total annual base salary (subject to such withholdings as required by law) payable in twelve equal monthly installments, and Executive’s Earned Bonus for the fiscal year of termination that shall be paid in no event later than 2 1/2 months following the close of such fiscal year. The salary continuation payments shall commence within 30 days after Executive returns the release described in Subsection (b)(1) above. This obligation shall remain in effect even if Executive accepts other employment. In addition, the Company shall make any continuation coverage premium payments (not only for Executive, but for Executive’s dependents) for continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for the one year period following the Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

     (c) Termination by the Board of Directors for Cause or by Executive without Good Reason. If the Board of Directors of the Company terminates Executive’s employment for Cause or Executive resigns without Good Reason, the Company’s only obligation to Executive under this Employment Agreement shall be to pay Executive his earned but unpaid base salary, if any, up to the date Executive’s employment terminates, and Executive shall have no right to any Earned Bonus or any unpaid bonus payment whatsoever. The Company shall only be obligated to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required to be paid to Executive by the terms of any such benefit plan, program or policy following the date on which Executive’s employment terminates.
     (d) Termination for Disability. The Board of Directors of the Company shall have the right to terminate Executive’s employment on or after the date Executive has a Disability, and such a termination shall not be treated as a termination without Cause under this Employment Agreement. If Executive’s employment is terminated on account of a Disability and a Separation occurs, the Company shall:
     (1) pay Executive his base salary through the end of the month in which a Separation occurs as soon as practicable after the Separation,
     (2) pay Executive his Earned Bonus for the fiscal year in which such Separation occurs; provided that the Earned Bonus shall in no event be paid later than 2 1/2 months after the close of such fiscal year,
     (3) pay or cause the payment of benefits to which Executive is entitled under the terms of the disability plan of the Company covering Executive at the time of such Disability,
     (4) make such payments and provide such benefits as otherwise called for under the terms of the ISP and each other employee benefit plan, program and policy in which Executive was a participant; provided no payments made under Section 5(e)(1), Section 5(e)(2), or Section 5(e)(3) shall be taken into account in computing any payments or benefits described in this Section 5(e)(4), and
     (5) make any COBRA continuation coverage premium payments (not only for Executive, but also for Executive’s dependents), for the 18 month period following the termination of Executive’s employment or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.
     (e) Death. If Executive’s employment terminates as a result of his death, the Company shall:
     (1) pay Executive his base salary through the end of the month in which his employment terminates as soon as practicable after his employment terminates,
     (2) pay Executive his Earned Bonus, when actually determined, for the year in which Executive’s death occurs,

     (3) make such payments and provide such benefits as otherwise called for under the terms of the ISP and each other employee benefit plan, program and policy in which Executive was a participant; provided no payments made under Section 5(f)(1) or Section 5(f)(2) shall be taken into account in computing any payments or benefits described in this Section 5(f)(3), and
     (4) make any COBRA continuation coverage premium payments for Executive’s dependents, for the one year period following Executive’s death or, if earlier, until such dependents are eligible to be covered under another substantially equivalent medical insurance plan.
SECTION 6. COVENANTS BY EXECUTIVE
     (a) Company Property. Executive upon the termination of Executive’s employment for any reason or, if earlier, upon the Company’s request shall promptly return all Company Property which had been entrusted or made available to Executive by the Company, where the term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such Property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or, with others during Executive’s employment which relate to the Company or its products or services.
     (b) Trade Secrets. Executive agrees that Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose any Trade Secret that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of Executive’s employment by the Company or any of its predecessors for so long as such information remains a Trade Secret, where the term “Trade Secret” means information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company and any of its affiliates to maintain its secrecy. This Section 6(b) is intended to provide rights to the Company and its affiliates which are in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets.
     (c) Confidential Information. Executive while employed by the Company or its affiliates and for the three year period thereafter shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not directly or indirectly use or disclose, any Confidential Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company or its predecessors without the prior written consent of the Board of Directors of the Company unless and except to the extent that such disclosure is (i) made in the ordinary course of Executive’s performance of his duties under this Employment Agreement or (ii) required by any subpoena or other legal process (in which event Executive will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). For the purposes of this Employment Agreement, the term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its affiliates, including, without limitation, trade secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included as a Trade Secret under this Employment Agreement) that has not become generally available to the public, and the term “Confidential Information” may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers or suppliers, executives and independent contractors and the terms and conditions of this Employment Agreement. Notwithstanding the provisions of this Section 6(c) to the contrary, Executive shall be permitted to furnish this Employment Agreement to a subsequent employer or prospective employer.
     (d) Non-solicitation of Customers or Employees.
     (1) Executive (i) while employed by the Company or any of its affiliates shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (other than the Company or one of its affiliates), solicit business for a Competing Business from customers or suppliers of the Company or any of its affiliates and (ii) during the Restricted Period shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit business for a Competing Business from customers or suppliers of the Company or any of its affiliates with whom Executive, in the case of both clauses (i) and (ii) above, had or made material business contact with in the course of Executive’s employment by the Company within the 24 month period immediately preceding the beginning of the Restricted Period.
     (2) Executive (i) while employed by the Company or any of its affiliates shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its affiliates to terminate his or her employment with such business and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment), and (ii) during the Restricted Period, shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of such business with whom Executive had contact, knowledge of, or association in the course of Executive’s employment with the Company or any of its predecessors or affiliates, as the case may be, during the 12 month period immediately preceding the beginning of the Restricted Period, to terminate his or her employment with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment). Notwithstanding the foregoing, nothing shall prohibit any person from contacting Executive about employment or other engagement during the Restricted Period, provided that Executive does not solicit the contact.
     (e) Non-competition Obligation. Without the prior written consent of the Company, Executive, while employed by the Company or any of its affiliates and thereafter until the end of the Restricted Period, will not engage in any of the activities described in Section 3(b)(1) hereof within the geographical area in which the Company or any of its affiliates is actively engaged in developing, marketing and selling ophthalmic pharmaceuticals, for himself or on behalf of any other person, partnership, corporation or other business entity which is in a Competing Business for purposes of competing with the Company. Notwithstanding the preceding sentence, Executive will not be prohibited from owning less than 5% percent of any publicly traded corporation, whether or not such corporation is in a Competing Business.
     (f) Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this Section 6 are obligations which will continue beyond the date Executive’s employment terminates and that such obligations are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the Company’s legitimate business interests and are a material inducement to the Company to enter into this Employment Agreement.
     (g) Remedy for Breach. Executive agrees that the remedies at law of the Company for any actual or threatened breach by Executive of the covenants in this Section 6 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Section 6, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. The Company agrees, however, to give Executive and, if known, Executive’s attorney reasonable advance notice of any legal proceeding, including any application for a temporary restraining order, relating to an attempt to enforce the covenants in this Section 6 against Executive. Executive acknowledges and agrees that the covenants in this Section 6 shall be construed as agreements independent of any other provision of this Employment Agreement or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.
     (h) Termination of Restrictive Covenants. In addition to any other right or remedy available to Executive, Executive shall no longer be bound by any of the restrictions set forth in this Section 6 if the Company fails to pay or to provide Executive when due the amounts and benefits due hereunder or under any agreement ancillary hereto, and Executive’s pursuit of such remedy shall not relieve the Company from its obligations to pay and to provide such amounts and benefits to Executive.

     (i) Ownership of Inventions, Discoveries, Improvements, Etc.
     (1) Executive shall promptly disclose and describe to the Company all inventions, improvements, discoveries and technical developments, whether or not patentable, made or conceived by Executive, either alone or with others, during such time as Executive is employed with the Company, and within one year after the date upon such employment terminates, and that (i) are based in whole or in part upon Confidential Information, or (ii) during such time as Executive is employed with the Company are along the lines of, useful in or related to the business of the Company, or (iii) result from, or are suggested by, any work that may be done by Executive for or on behalf of the Company (“Inventions”). Executive hereby assigns and agrees to assign to the Company Executive’s entire right, title and interest in and to such Inventions (the “Assigned Inventions”), and agrees to cooperate with the Company both during and after such time as Executive is employed with the Company in the procurement and maintenance, at the Company’s expense and at its direction, of patents, copyright registrations and/or protection of the Company’s rights in such Inventions. Executive shall keep and maintain adequate and current written records of all such Inventions, which shall be and remain the property of the Company.
     (2) If a patent application, trademark registration or copyright registration is filed by Executive or on Executive’s behalf, or a copyright notice indicating Executive’s authorship is used by Executive or on Executive’s behalf, within one year after the date on which Executive’s employment with the Company terminates, that describes or identifies any Invention within the scope of Executive’s work for the Company or that otherwise related to a portion of the Company’s business (or any division thereof) of which Executive had knowledge such time as Executive was employed with the Company, it is to be conclusively presumed that the Invention was conceived by Executive during the such time as Executive was employed with the Company. Executive agrees to notify the Company promptly of any such application or registration and to assign to the Company Executive’s entire right, title and interest in such Invention arid in such application or registration.
     (3) If (i) Executive uses or discloses any of Executive’s own or any third party’s confidential information or intellectual property (collectively, “Restricted Materials”) when acting within the scope of Executive’s employment (or otherwise on behalf of the Company), or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Restricted Materials, Executive hereby grants and agrees to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such Restricted Materials and intellectual property rights therein. Executive will not use or disclose any Restricted Materials for which Executive is not fully authorized to grant the foregoing license.
     (4) To the extent allowed by applicable law, the terms of this Section 6(i) include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent Executive retains any such Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agrees not to assert any Moral Rights with respect thereto. Executive will confirm any such ratification, consent or agreement from time to time as requested by the Company.
SECTION 7. MISCELLANEOUS
     (a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:
Alimera Sciences, Inc.
6120 Windward Parkway, Suite 290
Alpharetta, Georgia 30005
Attention: Chief Executive Officer
Facsimile: 678-990-5744
     Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.
     (b) No Waiver. Except for the notice described in Section 7(a), no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.
     (c) Tax Matters.
     (1) All payments made under this Employment Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. For purposes of Section 409A of the Code, each periodic salary continuation payment under Section 5(b) is hereby designated as a separate payment. If the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his Separation, then (i) the salary continuation payments under Section 5(b), to the extent not exempt from Section 409A of the Code, shall commence during the seventh month after Executive’s Separation and (ii) the installments that otherwise would have been paid during the first six months following Executive’s Separation shall be paid in a lump sum when such salary continuation payments commence. The Company shall not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive shall not make any claim against the Company or the Board related to tax liabilities arising from the Executive’s compensation.
     (2) Certain payments, distributions and acceleration of vesting for Executive made in connection with an acquisition of ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code and the regulations thereunder, can be subject to certain tax penalties under sections 280G and 4999 of the Code. This includes amounts payable or distributable pursuant to the terms of this Agreement or otherwise. The excise tax on any such payments, determined under sections 280G and 4999 of the Code, generally applies if all of Executive’s parachute payments together equal or exceed 300% of his/her average annual W-2 compensation from the Company.
     (d) Georgia Law. This Employment Agreement shall be governed by the law of the State of Georgia, without regard to its provisions relating to choice of law or conflicts of law. Any litigation that may be brought by either the Company or Executive involving the enforcement of this Employment Agreement or any rights, duties, or obligations under this Employment Agreement, shall be brought exclusively in a Georgia state court or United States District Court in Georgia.
     (e) Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company. The Company may assign this Employment Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company, and no such assignment shall be treated as a termination of Executive’s employment under this Employment Agreement. Executive’s rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred.
     (f) Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company, and this Employment Agreement constitutes the entire agreement between the Company and Executive with respect to such terms and conditions.
     (g) Amendment. No amendment to this Employment Agreement shall be effective unless it is in writing and signed by the Company and by Executive.
     (h) Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement.
     (i) Litigation. In the event that either party to this Employment Agreement institutes litigation against the other party to enforce his or its respective rights under this Employment Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation.
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     IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement in multiple originals effective as of the Effective Date.

ALIMERA SCIENCES, INC.		EXECUTIVE

By:	/s/ Richard S. Eiswirth, Jr.	By:	/s/ C. Daniel Myers

Name:	Richard S. Eiswirth, Jr.	Name:	C. Daniel Myers

Title:	CFO	Title:	President/CEO

Date:	August 18, 2008	Date:	August 18, 2008